      Exhibit 99.1

Lexmark board of directors adopts majority vote standard for election of directors

LEXINGTON, Ky., Dec. 20, 2006 -- Lexmark International, Inc. (NYSE: LXK) today announced that its board of directors has amended the company’s by-laws to adopt a majority vote standard for the election of directors in uncontested elections.

The adoption of the majority vote standard requires each director to receive a majority of the votes cast with respect to that director. Previously, directors were elected under a plurality vote standard, which meant that the candidates receiving the most votes would be elected without regard to whether those votes constituted a majority of the shares voting at the meeting. Contested elections (in which there are more nominees than directors to be elected) will continue to use the plurality standard.

Under the laws of Delaware, where Lexmark is incorporated, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified. To address this potential outcome, the board has also adopted a director resignation policy in the company’s by-laws. If an incumbent director is not elected by a majority of the votes cast, the director shall offer his or her resignation to the board. The Corporate Governance and Public Policy Committee would then make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board would then publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results.

The new majority vote standard is effective immediately and will be implemented at Lexmark’s upcoming Annual Meeting of Stockholders on April 26, 2007.

Additional information about Lexmark’s board of directors and corporate governance can be found in the Corporate Governance section of the Investor Relations website at http://investor.lexmark.com.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2005, Lexmark reported $5.2 billion in revenue and employed more than 13,000 people globally. Learn how Lexmark can help you get more done at www.lexmark.com.

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